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Exhibit 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY
November 3, 2004

IAC REPORTS Q3 2004 RESULTS

        IAC/InterActiveCorp (NASDAQ: IACI) reported Q3 2004 results today. Revenue was $1.5 billion, operating income $112 million, net income $89 million, and GAAP Diluted EPS $0.12.

        Operating Income Before Amortization grew by 32% to $253 million. Adjusted Net Income grew 40% to $181 million and Adjusted EPS was $0.24 versus $0.17 in the prior year (please see page 14 for definitions of non-GAAP measures).

        IAC Travel ("IACT") increased revenue on a comparable net basis by 24% to $570 million, operating income by 67% to $134 million and Operating Income Before Amortization by 27% to $175 million (see page 14 for an explanation of comparable net revenue and reported revenue). Electronic Retailing increased revenue, operating income and Operating Income Before Amortization by 4%, 33%, and 23%, respectively, driven by improved results at Euvia. HSN U.S. increased revenue by 3% and was negatively impacted by the hurricanes in Florida during September. Ticketing results were flat due to continued softness in the U.S. concert market.

        "We were pleased with our profit performance this quarter. We managed our US Travel operations to the bottom line, giving up a little topline growth as we work to improve our merchant hotel performance," said IAC Chairman and CEO, Barry Diller. "We continue to make strides at Expedia Europe, which has turned the corner and achieved solid profitability, and we were able to reduce our losses at IAC Local Media and Services through continued execution and the addition of TripAdvisor to our family. We believe that the investments we have made in our brands, in particular Financial Services and Real Estate, will fuel our long-term top and bottom line growth rates."

        IAC repurchased 7.7 million shares during Q3 and announced today that its Board of Directors has authorized a new share repurchase program pursuant to which up to 80 million shares of its outstanding common stock may be repurchased from time to time.

Q3 SUMMARY RESULTS
$ in millions, except per share

	Q3 2004	Q3 2003	Growth
Revenue on a comparable net basis (see page 14 for explanation)	$1,505	$1,337	13%
Revenue	$1,505	$1,610	-7%
Operating Income	$112	$11	931%
Operating Income Before Amortization	$253	$192	32%
Net Income	$89	$19	378%
GAAP Diluted EPS	$0.12	$0.02	400%
Adjusted Net Income	$181	$130	40%
Adjusted EPS	$0.24	$0.17	44%

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

SEGMENT RESULTS

        Segment results for the third quarter ended September 30 were as follows ($ in millions):

	Q3 2004	Q3 2003	Growth
REVENUE
IAC Travel (on a comparable net basis)	$570.5	$460.9	24%
Electronic Retailing	544.7	526.0	4%
Ticketing	182.0	177.6	2%
Personals	49.7	48.3	3%
IAC Local and Media Services	51.1	29.2	75%
Financial Services and Real Estate	47.9	24.4	97%
Teleservices	74.5	75.8	-2%
Intersegment elimination	(15.4)	(5.2)	-194%

Total	$1,505.1	$1,336.9	13%

As reported:
IAC Travel	$570.5	$734.3	-22%

Total	$1,505.1	$1,610.3	-7%

OPERATING INCOME
IAC Travel	$134.0	$80.1	67%
Electronic Retailing	38.9	29.1	33%
Ticketing	25.2	24.7	2%
Personals	2.8	4.4	-37%
IAC Local and Media Services	(18.1)	(31.3)	42%
Financial Services and Real Estate	(0.2)	(4.9)	96%
Teleservices	5.9	2.3	153%
Corporate and other	(76.5)	(93.5)	18%

Total	$112.0	$10.9	931%

OPERATING INCOME BEFORE AMORTIZATION
IAC Travel	$174.9	$137.5	27%
Electronic Retailing	52.4	42.7	23%
Ticketing	32.4	32.3	0%
Personals	4.5	9.8	-54%
IAC Local and Media Services	(4.6)	(17.5)	74%
Financial Services and Real Estate	6.5	2.9	126%
Teleservices	5.9	2.3	153%
Corporate and other	(19.2)	(18.3)	-5%

Total	$252.9	$191.7	32%

        Please see page 12 for further segment detail and reconciliations of Operating Income Before Amortization to the comparable GAAP measure.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

IAC TRAVEL

        IACT grew revenue 24% on a comparable net basis to $570.5 million, driven primarily by the worldwide merchant hotel, packages and merchant air businesses, all of which benefited from the inclusion of Hotwire as of November 5, 2003.

        International revenue increased 74%, or 64% on a local currency basis, to $112 million, driven by strong growth from the UK, German and Canada websites, as well as the acquisitions of Anyway.com and Expedia Corporate Travel—Europe (formerly Egencia), and the recently launched new full service websites in France and Italy.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

        Worldwide merchant hotel revenue increased 22%, with a 16% increase in room nights stayed, driven primarily by the inclusion of Hotwire and continued growth in the international and private label businesses. Revenue per room night increased 3%, driven primarily by increases in average daily room rates, which offset declines in merchant hotel raw margins (defined as merchant hotel net revenue as a percent of merchant hotel gross bookings).

        IACT's U.S. merchant hotel business continues to operate in a more challenging environment than in the prior year period, due primarily to increased competition from third party distributors, increased promotion by hotel chains of their own direct sites and higher overall occupancy rates, leading to decreased availability of favorably priced inventory compared with the prior year period. The company believes these conditions have resulted in, and will continue to result in, slower growth rates in domestic merchant hotel bookings and revenues.

        Overall revenue margins (defined as net revenue as a percent of gross bookings) decreased by 40 basis points due primarily to lower air revenue per transaction and lower merchant hotel raw margins, offset by higher merchant hotel average daily rates and excluding the benefit of the reversal of the air excise tax reserve discussed below.

        IACT's Operating Income Before Amortization grew 27% to $174.9 million and operating income grew 67% to $134.0 million. Strong results at Expedia Europe, margin improvement at Interval and a $4.4 million net reserve adjustment primarily due to the reversal of an air excise tax reserve, partially offset by a 35% increase in selling and marketing expenses, contributed to this quarter's results. Q3 2003 was impacted by $8.8 million in charges related to write-downs of packaging technology and distribution contracts at Hotels.com and TV Travel Shop, respectively.

ELECTRONIC RETAILING

        HSN U.S. grew revenue by 3% to $437.1 million, driven primarily by an 8% increase in its average price point and a 200 basis point decline in overall return rates, partially offset by a 6% decline in units shipped.

        HSN U.S. grew Operating Income Before Amortization by 6% to $43.1 million and operating income by 8% to $29.9 million, due to higher sales and a 50 basis point increase in gross profit margins. Because its primary call center and broadcasting facilities are located in Florida, HSN U.S. was negatively impacted by the hurricanes, which caused mandatory evacuations, airport closures and several guest cancellations.

        HSN International revenue increased by 5% to $107.7 million, although revenue declined 4% on a local currency basis. Euvia reported strong revenue growth, driven by increased revenue per call and expanded call volume from Austria and Switzerland. This was partially offset by continued weakness at HSN Germany. HSN International grew Operating Income Before Amortization by 391% to $9.3 million and operating income by 471% to $9.0 million, driven primarily by higher revenue coupled with only a modest increase in selling, general and administrative expenses at Euvia.

TICKETING

        Ticketmaster grew revenue by 2%, driven primarily by an 8% increase in average revenue per ticket, partially offset by a 5% decrease in ticket volumes due to the slow U.S. summer concert season. International revenue increased 38%, or 28% on a local currency basis, driven by the Athens 2004 Summer Olympics and Ticketmaster's recent acquisition in Sweden. The company expects ticket sales in Q4 to be hampered by the NHL strike.

        Operating Income Before Amortization was flat at $32.4 million and operating income grew 2% to $25.2 million, benefiting from higher revenues and distribution efficiencies, offset by higher technology expenses and ticket royalties. As the company continues to expand in international markets and develop enhanced products to sell more tickets for its clients, these cost trends are expected to continue.

PERSONALS

        Personals grew revenue by 3% to $49.7 million, driven primarily by a 9% increase in paid subscribers, partially offset by a decrease in average revenue per subscriber. International subscription growth was strong, with paid subscribers up 68% over the prior year, excluding declines at uDate.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

        Operating Income Before Amortization declined 54% to $4.5 million and operating income declined 37% to $2.8 million, driven primarily by higher customer acquisition costs and charges relating to the elimination of certain non-core business lines. The company expects Q4 revenue to be flat and operating margins to be adversely impacted versus the prior year due to higher operating expenses including increases in customer acquisition costs.

IAC LOCAL AND MEDIA SERVICES

        IAC Local and Media Services grew revenue by 75% to $51.1 million, driven primarily by the inclusion of TripAdvisor and ServiceMagic as of April 27 and September 2, 2004, respectively, and by higher revenue at EPI and Citysearch. Citysearch grew revenue by 21% over the prior year, driven primarily by continued momentum in the Pay-for-Performance business.

        Operating Income Before Amortization loss improved by 74% to $4.6 million and operating income loss improved by 42% to $18.1 million, driven primarily by reductions in losses at Citysearch and the inclusion of TripAdvisor.

FINANCIAL SERVICES AND REAL ESTATE

        Results in Financial Services and Real Estate for Q3 2003 were included in IAC's results as of August 8, 2003. Growth rates presented in this discussion reflect LendingTree's full Q3 2003 results for comparison purposes. Financial Services and Real Estate grew revenue 7% to $47.9 million, as the company continued to grow its non-refinance mortgages businesses. Purchase mortgage revenue grew 104%, real estate revenue grew 34%, home equity revenue grew 22%, and other services revenue grew 95%. These favorable growth trends were partially offset by a 52% decrease in revenue from refinance mortgages.

TELESERVICES

        PRC revenue declined 2% over the prior year, as the industry and PRC continue to face significant pricing pressure and competition. Operating Income Before Amortization and operating income increased by $3.6 million, driven primarily by continued fixed cost efficiencies in the current quarter and the impact of a $2.1 million charge related to real estate and software write-downs last year.

OTHER

        In Q3 2004, IAC recognized non-cash compensation expense of $41 million in connection with IAC's mergers with its formerly publicly traded subsidiaries, which were completed in 2003.

        In Q3 2004, the estimated effective tax rate for continuing operations was 31% compared to 30% in Q3 2003. The estimated effective tax rate for adjusted net income was 34% in Q3 2004 compared to 36% in Q3 2003. The estimated effective tax rate in 2004 for both continuing operations and adjusted net income is lower than the federal statutory rate of 35% due principally to tax exempt interest and the utilization of foreign tax credits, partially offset by the effect of state and local taxes and foreign losses for which no benefit is realized.

OUTLOOK

        IAC forecasts full year 2004 Operating Income Before Amortization of approximately $1 billion and operating income of approximately $430 million.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

SEGMENT OPERATING METRICS

IAC TRAVEL	Q3 2004	Q3 2003	Growth
Gross Bookings By Geography (mm):
Domestic	$2,685	$2,311	16%
International	692	390	78%

Total	$3,377	$2,701	25%
Net Revenue By Geography (mm): (a)
Domestic	$458	$396	16%
International	112	65	74%

Total	$570	$461	24%
Gross Bookings by Brand (mm):
Expedia	$2,647	$2,147	23%
Hotels.com	461	424	9%
Other	269	130	107%

Total	$3,377	$2,701	25%
Gross Bookings by Agency / Merchant (mm):
Agency	$1,917	$1,584	21%
Merchant	1,460	1,117	31%

Total	$3,377	$2,701	25%
Packages revenue (mm)	$112	$88	27%
Number of transactions (mm) (b)	9.2	7.3	26%
Merchant hotel room nights (mm) (c)	9.1	7.8	16%
INTERVAL:
Members (000s)	1,681	1,578	7%
Confirmations (000s)	204	190	7%
Share of confirmations online	20.2%	15.7%
HSN—U.S. (Households as of end of period)
Units Shipped (mm)	9.2	9.8	-6%
Gross Profit %	38.2%	37.7%
Return Rate	15.5%	17.5%
Average price point	$51.50	$47.65	8%
Product mix:
Home Hard Goods	27%	27%
Home Fashions	16%	14%
Jewelry	19%	23%
Health / Beauty	26%	26%
Apparel / Accessories	11%	10%
HSN total homes (mm)	85.0	79.7	7%
HSN FTEs (mm)	73.9	70.2	5%
HSN.com % of Sales	16%	14%
TICKETING
Number of tickets sold (mm)	22.6	23.8	-5%
Gross value of tickets sold (mm)	$1,103	$1,148	-4%
PERSONALS
Paid Subscribers (000s)	989.8	909.9	9%
FINANCIAL SERVICES & REAL ESTATE (2003 reflects full period)
Loan/Real Estate Requests transmitted:
Number (000s)	602.6	621.3	-3%
Volume of Requests (bn)	$64.1	$56.1	14%
Loan/Real Estate Transactions closed in Quarter:
Number (000s)	68.9	90.7	-24%
Volume of Transactions Closed (bn)	$7.6	$10.6	-28%
Transmit Rate (d)	79.0%	63.6%
Static Pool Close Rate (e)	13.9%	14.0%
Number of Lenders	234	223	5%
Number of Realty Agencies	771	675	14%

Note:
rounding differences may exist.

(a)
Represents revenue as if Hotels.com revenue was presented on a net basis in 2003.

(b)
Transactions are reported as booked.

(c)
Merchant room nights are reported as stayed for Expedia and Hotels.com, and booked for Hotwire.

(d)
Transmit rate is the percentage of completed loan and real estate qualification forms that were successfully transmitted to at least one lender or real estate broker.

(e)
The static pool close rate for loans and real estate transactions incorporates the average time lag between the submission of a consumer request (a "QF") and the closure of a transaction. It represents the closure rate of approved QFs from a static pool of requests submitted in the most recent quarter with a complete closure cycle. A complete closure cycle is considered to be after 180, 120, 90, 60, and 30 days from the month in which a real estate, mortgage, home equity, auto/personal, and credit card QF, respectively, was submitted.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Service revenue	$939,680	$1,061,591	$2,714,322	$2,879,415
Product sales	565,401	548,679	1,762,648	1,644,100

Net revenue	1,505,081	1,610,270	4,476,970	4,523,515
Cost of sales—service revenue	333,257	562,943	999,410	1,551,481
Cost of sales—product sales	323,851	320,632	1,028,097	958,632

Gross profit	847,973	726,695	2,449,463	2,013,402
Selling and marketing expense	307,012	251,701	917,212	663,914
General and administrative expense	183,991	185,741	539,577	508,710
Other operating expense	36,036	27,933	103,443	87,147
Amortization of cable distribution fees	18,275	18,383	54,067	50,313
Amortization of non-cash distribution and marketing expense	3,256	21,470	14,328	44,685
Amortization of non-cash compensation expense	57,845	81,552	182,155	106,194
Amortization of intangibles	79,767	76,890	239,415	184,604
Depreciation expense	44,581	50,514	130,164	134,373
Restructuring costs	5,222	708	4,421	383
Merger costs	—	940	0	11,465

Operating income	111,988	10,863	264,681	221,614
Other income (expense):
Interest income	47,719	46,175	141,514	130,531
Interest expense	(22,054)	(20,641)	(63,593)	(67,259)
Equity in the income (losses) of VUE	607	12,157	11,293	(226,861)
Equity in income (losses) of unconsolidated subsidiaries and other	4,158	(4,849)	16,893	(6,899)

Total other income (expense), net	30,430	32,842	106,107	(170,488)

Earnings from continuing operations before income taxes and minority interest	142,418	43,705	370,788	51,126
Income tax expense	(44,449)	(13,116)	(133,198)	(10,625)
Minority interest in income of consolidated subsidiaries	(6,445)	(8,261)	(10,712)	(62,403)

Earnings (loss) from continuing operations	91,524	22,328	226,878	(21,902)
Income (loss) from discontinued operations, net of tax	1,217	(348)	(19,414)	33,280

Earnings before preferred dividend	92,741	21,980	207,464	11,378
Preferred dividends	(3,263)	(3,264)	(9,789)	(9,792)

Net income available to common shareholders	$89,478	$18,716	$197,675	$1,586

Income (loss) per share
Basic earnings (loss) per share from continuing operations	$0.13	$0.03	$0.31	$(0.06)
Diluted earnings (loss) per share from continuing operations	$0.12	$0.02	$0.29	$(0.07)
Basic earnings per share	$0.13	$0.03	$0.28	$0.00
Diluted earnings (loss) per share	$0.12	$0.02	$0.27	$(0.01)

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET
(unaudited; $ in thousands)

	September 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,123,835	$899,062
Restricted cash and cash equivalents	42,706	31,356
Marketable securities	2,243,191	2,419,735
Accounts and notes receivable, net	492,771	429,424
Inventories, net	272,898	215,995
Deferred income tax	34,972	65,071
Other current assets	177,698	154,333

Total current assets	4,388,071	4,214,976
Computer and broadcast equipment	765,903	686,899
Buildings and leasehold improvements	171,559	155,212
Furniture and other equipment	167,431	154,378
Land	22,161	21,172
Projects in progress	52,081	30,962

	1,179,135	1,048,623
Less: accumulated depreciation and amortization	(688,312)	(575,446)

Total property, plant and equipment	490,823	473,177
Goodwill	11,598,356	11,273,635
Intangible assets, net	2,404,744	2,513,889
Long term investments	1,524,938	1,426,502
Preferred interest exchangeable for common stock	1,428,530	1,428,530
Cable distribution fees, net	94,007	128,971
Notes receivable and advances, net of current portion	7,739	14,507
Deferred charges and other	96,860	93,928
Non-current assets of discontinued operations	340	340

TOTAL ASSETS	$22,034,408	$21,568,455

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations	$4,869	$2,850
Accounts payable, trade	785,375	687,977
Accounts payable, client accounts	205,106	142,002
Cable distribution fees payable	34,654	39,142
Deferred merchant bookings	473,748	218,822
Deferred revenue	99,166	180,229
Income tax payable	74,106	96,817
Other accrued liabilities	460,863	494,280
Current liabilities of discontinued operations	8,915	16,062

Total current liabilities	2,146,802	1,878,181
Long-term obligations, net of current maturities	1,122,050	1,120,097
Other long-term liabilities	132,211	67,981
Deferred income taxes	2,479,755	2,446,394
Common stock exchangeable for preferred interest	1,428,530	1,428,530
Minority interest	250,321	211,687
SHAREHOLDERS' EQUITY
Preferred stock	131	131
Common stock	6,913	6,790
Class B convertible common stock	646	646
Additional paid-in capital	13,938,797	13,634,926
Retained earnings	2,474,627	2,276,952
Accumulated other comprehensive income	23,888	36,896
Treasury stock	(1,965,265)	(1,535,758)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)

Total shareholders' equity	14,474,739	14,415,585

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$22,034,408	$21,568,455

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC STATEMENT OF CASH FLOWS
(unaudited; $ in thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Earnings (loss) from continuing operations	$226,878	$(21,902)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	369,579	318,977
Amortization of non-cash distribution and marketing expense	14,328	44,685
Amortization of non-cash compensation expense	182,155	106,194
Amortization of cable distribution fees	54,067	50,313
Amortization of deferred financing costs	161	1,850
Deferred income taxes	63,293	(79,077)
Loss on retirement of bonds	—	8,639
Gain on sale of investment	—	(3,582)
Equity in (income) loss of unconsolidated subsidiaries, including VUE	(24,140)	224,287
Non-cash interest income	(30,854)	(27,022)
Minority interest	10,712	62,403
Increase in cable distribution fees	(17,870)	(21,898)
Changes in current assets and liabilities:
Accounts receivable and notes	(20,068)	(25,313)
Inventories	(63,228)	(48,413)
Prepaids and other assets	(39,240)	(16,182)
Accounts payable and accrued liabilities	64,527	307,700
Deferred revenue	21,202	88,887
Deferred merchant bookings	167,421	127,790
Funds collected by Ticketmaster on behalf of clients, net	38,639	63,201
Other, net	12,940	(16,514)

Net cash provided by operating activities	1,030,502	1,145,023
Cash flows from investing activities:
Acquisitions, net of cash acquired	(433,684)	(358,842)
Capital expenditures	(159,287)	(130,137)
Decrease in long term investments and notes receivable	(35,005)	(16,595)
Purchase of marketable securities	(2,731,148)	(6,018,455)
Proceeds from sale of marketable securities	2,907,693	4,564,596
Other, net	584	4,719

Net cash used in investing activities	(450,847)	(1,954,714)
Cash flows from financing activities:
Principal payments on long-term obligations	(3,919)	(27,314)
Purchase of treasury stock, by IAC and subsidiaries	(429,507)	(895,270)
Repurchase of 1998 Senior Notes	—	(101,379)
Purchase of Vivendi warrants	—	(407,398)
Tax withholding payments on retired Expedia warrants	—	(32,508)
Proceeds from subsidiary stock, including stock options	—	57,358
Proceeds from issuance of common stock, including stock options	94,057	1,391,656
Preferred dividend	(9,789)	(9,792)
Other, net	2,410	3,339

Net cash used in financing activities	(346,748)	(21,308)
Net Cash Used in Discontinued Operations	(15,127)	(82,992)
Effect of exchange rates changes on cash and cash equivalents	6,993	12,594

Net Increase (Decrease) in Cash and Cash Equivalents	224,773	(901,397)
Cash and cash equivalents at beginning of period	899,062	1,998,114

Cash and Cash Equivalents at End of Period	$1,123,835	$1,096,717

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

DILUTIVE SECURITIES

        IAC has various tranches of dilutive securities (warrants, convertible preferred, and options), including securities initially issued by its former public subsidiaries which have been converted to IAC securities. The table below details these securities as well as potential dilution at various stock prices (amounts in millions, except average strike/conversion price):

	Shares	Avg. Strike/ Conversion		As of 10/25/04	Dilution at:
Average Share Price				$19.84	$20.00	$25.00	$30.00	$35.00
Absolute Shares as of 10/25/04	692.3			692.3	692.3	692.3	692.3	692.3
RSUs	9.0			9.0	9.0	9.0	9.0	9.0
Options	82.8	$11.65		24.0	24.1	28.8	31.9	34.1
Warrants	72.2	$24.80		6.3	6.5	9.7	13.8	19.1
Convertible Preferred	19.4	$33.75		0.0	0.0	0.0	0.0	19.4
		(initial	)

Total Treasury Method Dilution				39.3	39.6	47.5	54.7	81.6
% Dilution				5.4%	5.4%	6.4%	7.3%	10.5%
Total Treasury Method Diluted Shares Outstanding				731.6	731.9	739.8	747.1	774.0

        IAC has outstanding approximately 9.0 million shares of restricted stock and restricted stock units ("RSUs") which vest principally over a period of one to five years from date of grant, including 5.3 million issued in 2004.

        IAC repurchased 7.7 million shares at an average price of $23.20 during Q3. IAC today announced that its Board of Directors has authorized a new share repurchase program pursuant to which up to 80 million shares of its outstanding common stock may be repurchased from time to time. This authorization is in addition to the 22.8 million shares IAC has remaining under the repurchase programs announced in March 2003 and November 2003, which initially covered a total of 80 million shares.

        Under the new authorization, IAC may purchase shares over an indefinite period of time, on the open market or through private transactions, depending on those factors IAC deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook.

LIQUIDITY AND CAPITAL RESOURCES

        As of September 30, 2004, IAC had $3.4 billion in cash and marketable securities. This includes $161.6 million in net funds collected on behalf of clients by Ticketmaster and $596.5 million in combined deferred merchant bookings and deferred revenue at IAC Travel.

        As of September 30, 2004, IAC had long-term debt of $1.1 billion, consisting mainly of 6.75% Senior Notes due 2005 and 7.00% Senior Notes due 2013. This does not include IAC's convertible preferred stock with a balance sheet carrying value based on the par value of $0.01 per share and a face value of $656 million. The convertible preferred is initially convertible at $33.75 (subject to downward adjustment if the price of IAC common stock is more than $35.10 at the time of conversion).

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS—Q3 AND YTD
(unaudited; in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Diluted earnings per share(a)	$0.12	$0.02	$0.27	$(0.01)
GAAP diluted weighted average shares outstanding	733,785	725,655	745,513	564,087
Net Income	$89,478	$18,716	$197,675	$1,586
Amortization of distribution and marketing expense	3,256	21,470	14,328	44,685
Amortization of compensation expense	57,845	81,552	182,155	106,194
Amortization of intangibles and goodwill	79,767	76,890	239,415	184,604
Merger Costs(b)	—	940	0	11,465
Discontinued Operations, net of tax(c)	(1,217)	348	19,414	(33,280)
Equity (gains) losses in VUE(d)	(607)	(12,157)	(11,293)	226,861
Impact of pro forma adjustments, income taxes and minority interest(e)	(50,800)	(58,116)	(154,869)	(160,104)
Preferred dividend	3,263	—	9,789	9,792

Adjusted Net Income	$180,985	$129,643	$496,614	$391,803

Adjusted EPS weighted average shares outstanding	760,755	785,557	771,594	763,374
Adjusted EPS	$0.24	$0.17	$0.64	$0.51

GAAP Basic weighted average shares outstanding	693,404	667,770	696,478	564,087
Options, warrants and restricted stock, treasury method	40,381	57,885	49,035	—
Conversion of preferred shares to common (if applicable)	—	—	—	—

GAAP Diluted weighted average shares outstanding	733,785	725,655	745,513	564,087
Pro forma adjustments	—	57,049	—	139,556
Options, warrants and RS, treasury method not included in diluted shares above	—	—	—	37,521
Convertible preferred; add'l restricted shares for adjusted EPS	26,970	2,853	26,081	22,210

Adjusted EPS shares outstanding(f)	760,755	785,557	771,594	763,374

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
(unaudited; in millions)

	Nine Months Ended September 30,
	2004	2003
Net Cash Provided by Operating Activities	$1,030.5	$1,145.0
Capital expenditures	(159.3)	(130.1)
Tax distributions from VUE	4.6	1.4
Preferred dividend paid	(9.8)	(9.8)

Free Cash Flow	$866.1	$1,006.5

        For the nine months ended September 30, free cash flow decreased by $140.4 million due to lower increases in working capital at IAC Travel, Ticketmaster and Electronic Retailing, higher cash taxes and higher capital expenditures. Deferred merchant bookings and deferred revenue at IAC Travel contributed $190.6 million to the change in working capital during the period, versus $210.7 million in the prior year. Ticketmaster client cash contributed $38.6 million to the change in working capital in the current period, versus $63.2 million in the prior year.

IAC RECONCILIATION OF OPERATING INCOME TO OPERATING INCOME BEFORE
AMORTIZATION—2004 OUTLOOK
(unaudited; in millions)

2004 Outlook
Operating Income Before Amortization	$1,000
Less: Amortization	(570)

Operating income	$430

        We currently expect Operating Income Before Amortization of approximately $1 billion for full year 2004.

        Please see pages 13 and 14 for footnotes and definitions of non-GAAP measures.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP—Q3 AND YTD
(unaudited; $ in millions; rounding differences may occur)

	Q3		YTD Q3
	2004	2003	2004	2003
Revenue
IAC Travel	$570.5	$734.3	$1,620.0	$1,932.8
Electronic Retailing:
HSN U.S.	437.1	423.0	1,343.0	1,242.3
HSN International	107.7	103.0	335.9	341.0

Total Electronic Retailing	544.7	526.0	1,678.9	1,583.3
Ticketing	182.0	177.6	579.3	560.2
Personals	49.7	48.3	147.0	137.4
IAC Local and Media Services	51.1	29.2	134.7	82.8
Financial Services and Real Estate	47.9	24.4	132.3	24.4
Teleservices	74.5	75.8	218.9	216.1
Intersegment elimination	(15.4)	(5.2)	(34.2)	(13.4)

Total Revenue	$1,505.1	$1,610.3	$4,477.0	$4,523.5

Operating Income Before Amortization
IAC Travel	$174.9	$137.5	$473.1	$373.6
Electronic Retailing:
HSN U.S. (g)	43.1	40.8	126.3	111.3
HSN International	9.3	1.9	19.1	23.7

Total Electronic Retailing	52.4	42.7	145.4	134.9
Ticketing	32.4	32.3	126.0	109.9
Personals	4.5	9.8	20.4	22.7
IAC Local and Media Services	(4.6)	(17.5)	(30.2)	(28.6)
Financial Services and Real Estate	6.5	2.9	15.2	2.9
Teleservices	5.9	2.3	13.3	5.9
Interactive Development	(1.2)	(0.8)	(4.0)	(3.0)
Corporate Expense and other adjustments	(18.0)	(17.6)	(59.0)	(49.1)
Intersegment Elimination	0.0	0.0	0.4	(0.8)

Total Operating Income Before Amortization	$252.9	$191.7	$700.6	$568.6

Amortization and merger costs (b)
IAC Travel	$40.9	$57.4	$125.0	$135.0
Electronic Retailing:
HSN U.S.	13.2	13.2	39.7	37.6
HSN International	0.3	0.3	1.0	1.0

Total Electronic Retailing	13.6	13.6	40.7	38.6
Ticketing	7.2	7.7	19.6	22.7
Personals	1.7	5.4	7.0	10.1
IAC Local and Media Services	13.5	13.8	43.5	41.3
Financial Services and Real Estate	6.7	7.8	20.2	7.8
Teleservices	—	—	—	—
Interactive Development	0.2	0.0	0.5	2.1
Corporate Expense and other adjustments	57.0	75.2	179.6	89.4
Intersegment Elimination	(0.0)	(0.0)	(0.0)	(0.0)

Total amortization and merger costs	$140.9	$180.9	$435.9	$346.9

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

Operating Income
IAC Travel	$134.0	$80.1	$348.1	$238.7
Electronic Retailing:
HSN U.S. (g)	29.9	27.6	86.6	73.7
HSN International	9.0	1.6	18.1	22.7

Total Electronic Retailing	38.9	29.1	104.7	96.4
Ticketing	25.2	24.7	106.4	87.2
Personals	2.8	4.4	13.4	12.7
IAC Local and Media Services	(18.1)	(31.3)	(73.6)	(69.9)
Financial Services and Real Estate	(0.2)	(4.9)	(4.9)	(4.9)
Teleservices	5.9	2.3	13.3	5.9
Interactive Development	(1.4)	(0.8)	(4.4)	(5.1)
Corporate Expense and other adjustments	(75.1)	(92.8)	(238.5)	(138.5)
Intersegment Elimination	0.0	0.0	0.4	(0.8)

Total operating income	112.0	10.9	264.7	221.6

Total other income (expense), net	30.4	32.8	106.1	(170.5)

Earnings from cont. operations before income taxes and min. int.	142.4	43.7	370.8	51.1
Income tax expense	(44.4)	(13.1)	(133.2)	(10.6)
Minority interest	(6.4)	(8.3)	(10.7)	(62.4)

Earnings (loss) from continuing operations	91.5	22.3	226.9	(21.9)
Discontinued Operations, net of tax	1.2	(0.3)	(19.4)	33.3

Earnings before preferred dividend	92.7	22.0	207.5	11.4
Preferred dividend	(3.3)	(3.3)	(9.8)	(9.8)

Net income available to common shareholders	$89.5	$18.7	$197.7	$1.6

Supplemental: Depreciation
IAC Travel	$10.6	$15.5	$30.7	$34.6
Electronic Retailing:
HSN U.S. (g)	10.4	10.9	30.8	33.9
HSN International	3.1	2.7	8.9	8.2

Total Electronic Retailing	13.5	13.6	39.7	42.0
Ticketing	8.6	7.2	23.7	22.2
Personals	3.4	3.7	10.0	8.7
IAC Local and Media Services	1.8	1.7	5.6	4.0
Financial Services and Real Estate	0.8	0.4	2.6	0.4
Teleservices	4.3	7.2	13.7	18.4
Corporate expense and other adjustments	1.5	1.2	4.2	4.1

Total depreciation	$44.6	$50.5	$130.2	$134.4

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

FOOTNOTES

(a)
Diluted net income for GAAP EPS purposes was impacted by dilutive securities of subsidiaries of $1.0 million for the three months ended September 30, 2003 and $6.2 million for the nine months ended September 30, 2003. The amount represents dilutive options and warrants held by minority interests of Expedia, Hotels.com and Ticketmaster in excess of basic shares held by minority interests, which were assumed by IAC in the buy-ins.

(b)
Merger costs incurred by Expedia, Hotels.com and Ticketmaster in 2003 for investment banking, legal and accounting fees were related directly to the mergers and are treated as non-recurring for calculating Operating Income Before Amortization and Adjusted Net Income. These costs were incurred solely in relation to the mergers, but may not be capitalized since Expedia, Hotels.com and Ticketmaster were considered the targets in the transaction for accounting purposes. These costs do not directly benefit operations in any manner, would not normally be recorded by IAC if not for the fact it already consolidated these entities, and are all related to the same transaction, as IAC simultaneously announced its intention to commence its exchange offer for the companies in 2002. The majority of costs are for advisory services provided by investment bankers, and the amounts incurred in 2003 were pursuant to the same fee letters entered into by each company in 2002. Given these factors, IAC believes it is appropriate to consider these costs as one-time. Operating Income Before Amortization by segment is presented before one-time items.

(c)
Discontinued operations in Q2 2003 included a $37 million tax benefit related to the shut-down of Styleclick.

(d)
In Q1 2003, IAC took a charge of $245 million pretax and $149 million after-tax, or $0.29 per diluted share, in connection with VUE's $4.5 billion impairment charge of which IAC recorded its 5.44% proportionate interest.

(e)
Pro forma adjustments represent the impact of the merger with Ticketmaster, which closed January 17, 2003, the merger with Hotels.com, which closed June 23, 2003, and the merger with Expedia, which closed August 8, 2003. Also included is the impact of these transactions on shares outstanding.

(f)
For Adjusted EPS purposes, the impact of RSUs is based on the weighted average amount of RSUs outstanding, as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis.

(g)
As noted in previous filings, the majority of the USAB stations sold to Univision were located in the largest markets in the country and aired HSN on a 24-hour basis. As of January 2002, HSN switched its distribution in these markets directly to cable carriage. As a result, HSN incurred incremental costs to obtain carriage lost in the disengagement markets and conduct marketing activities to inform viewers of new channel positioning for the HSN service. Higher incremental costs were incurred in 2002, so disengagement costs were presented separately from HSN results when comparing 2003 results to 2002. Comparable costs are expected to be incurred in 2004 in relation to 2003, and HSN's results are presented including disengagement costs in each period.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

DEFINITIONS OF NON-GAAP MEASURES

        Operating Income Before Amortization is defined as operating income plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions and (4) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC's segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC's statement of operations of certain expenses, including non-cash compensation, non-cash payments to partners, and acquisition-related accounting.

        Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, (4) equity income or loss from IAC's 5.44% interest in VUE, (5) one-time items, net of related tax, and minority interest and (6) discontinued operations, net of tax. We believe Adjusted Net Income is useful to investors because it represents IAC's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

        Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to restricted stock/share units ("RSU") in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC's passive ownership in VUE. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

        Free Cash Flow is defined as net cash provided by operating activities, including preferred dividends received from VUE, less capital expenditures, investments to fund HSN International unconsolidated operations and preferred dividends paid by IAC. In addition, Free Cash Flow includes tax distributions on the VUE common and preferred interests upon receipt of the distributions by IAC. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational.

        Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

        We endeavor to compensate for the limitations of the non-GAAP measures presented by also providing the comparable GAAP measures, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measures.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

        For IAC's Principles of Financial Reporting, a detailed explanation of why we believe these non-GAAP measures are useful to investors and management, please refer to IAC's website at http://www.iac.com/index/investors.htm.

        Explanation of Comparable Net Revenue and Reported Revenue:    As part of the integration of IACT's businesses, Hotels.com conformed its merchant hotel business practices with those of the other IACT businesses. As a result, beginning January 1, 2004, IAC commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia's historical practice. Accordingly, we are including prior year results as though Hotels.com had reported revenue on a net basis for purposes of better comparability. There was no impact to operating income or Operating Income Before Amortization from the change in reporting.

Conference Call

        IAC will audiocast its conference call with investors and analysts discussing the company's third quarter financial results and certain forward-looking information on Wednesday, November 3, 2004, at 11:00 a.m. Eastern Time (ET). The live audiocast is open to the public at http://www.iac.com/index/investors.htm.

Additional Information And Where To Find It

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to IAC's anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "plans," or similar expressions. These forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, changes in the availability of favorably priced inventory, changes in occupancy rates, the effect of current and future legislation or regulation, the ability to make cost efficient expenditures in connection with expanding our reach, the ability to expand our reach into international markets, and certain other additional factors described in IAC's filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on IAC's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release.

        IAC is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

About IAC/InterActiveCorp

        IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

        IAC consists of IAC Travel, which includes Expedia, Hotels.com, Hotwire, Interval International, Classic Custom Vacations and Expedia Corporate Travel; HSN; Ticketmaster, which oversees ReserveAmerica; Match.com; Precision Response Corporation; IAC Local and Media Services, which includes Citysearch, Evite, Entertainment Publications, TripAdvisor and ServiceMagic; IAC Financial Services and Real Estate, which includes LendingTree, RealEstate.com, GetSmart, and Domania; and IAC Interactive Development which includes ZeroDegrees.

Contact Us

IAC Investor Relations
Roger Clark / Lauren Porat
(212) 314-7400

IAC Corporate Communications
Deborah Roth / Andrea Riggs
(212) 314-7254 / 7280

IAC/InterActiveCorp
152 West 57th Street, 42nd Floor New York, NY 10019 212.314.7300 Fax 212.314.7309 www.iac.com

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

QuickLinks

IAC REPORTS Q3 2004 RESULTS
SEGMENT RESULTS
DISCUSSION OF FINANCIAL AND OPERATING RESULTS
OUTLOOK
SEGMENT OPERATING METRICS
GAAP FINANCIAL STATEMENTS
DILUTIVE SECURITIES
LIQUIDITY AND CAPITAL RESOURCES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
DEFINITIONS OF NON-GAAP MEASURES